Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to Registration Statement (Form S-3 No. 333-101451) and related Prospectus of Cooper Industries plc and to the incorporation by reference therein of our reports dated February 20, 2009, with respect to the consolidated financial statements of Cooper Industries, Ltd. and the effectiveness of internal control over financial reporting of Cooper Industries, Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Houston, Texas
September 9, 2009